UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2022

MaxCyte, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40674	52-2210438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9713 Key West Avenue, Suite 400

Rockville, Maryland 20850

(Address of principal executive offices, including zip code)

(301) 944-1700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MXCT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial account standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Patrick Balthrop as Director

On November 30, 2022, upon the recommendation of its Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board of Directors (the “Board”) of MaxCyte, Inc. (the “Company”) appointed Patrick J. Balthrop, Sr. to serve as a Class II director. Mr. Balthrop will serve for the term expiring at the Company’s 2023 annual meeting of stockholders, and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Mr. Balthrop was also appointed as a member of the Nominating Committee. Mr. Balthrop was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person.

Mr. Balthrop, 66, has more than three decades of experience in the healthcare sector, particularly in diagnostics, life science tools and medical devices. From 2004 until his retirement in 2014, Mr. Balthrop was President, Chief Executive Officer and a director of Luminex Corporation, a publicly held life science tools and molecular diagnostics company. From 2002 to 2004, he served as president of Fisher Healthcare, now a division of Thermo Fisher Scientific, Inc. He previously served for more than 20 years in roles of increasing responsibility with Abbott Laboratories, including as head of Abbott Vascular and Corporate VP of Worldwide Operations for Abbott Diagnostics. He currently serves as chairman of the board of the privately held life sciences companies Agendia, Inc. and Diagnostic Life Sciences and as director of the privately held life sciences company Pattern Biosciences. Within the past five years, he served as a director of the publicly held diagnostics company Oxford Immunotec Global PLC, including as its chairman from June 2019 until March 2021. He has also served as a member of the board of directors of Personalis, Inc., a publicly held cancer genomics company, from 2015 until March 2021. In January 2015, Mr. Balthrop founded and has since served as Principal of Apalachee Ventures, LLC, an investment and advisory firm. He also serves as executive advisor to Water Street Healthcare Partners, a healthcare-focused private equity firm. Mr. Balthrop holds a B.S. in Biology from Spring Hill College and an M.B.A. from the Kellogg School of Management at Northwestern University.

Upon his commencement of service as a director, Mr. Balthrop was granted a nonqualified stock option to purchase 100,000 shares of the Company’s common stock with an exercise price of $5.99 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant.  This option will vest and become exercisable over three years, with one-third of the shares vesting after 12 months, and the remainder vesting monthly over the following 24 months until the third anniversary of the date of grant, subject to Mr. Balthrop’s continuous service, as defined in the Company’s 2022 Equity Incentive Plan (the “Plan”), through each applicable vesting date.  Additionally, Mr. Balthrop will be entitled to receive a $40,000 annual retainer for his service as a director and a $5,000 annual retainer as a member of the Nominating Committee.

The Company intends to enter into its standard form of indemnification agreement with Mr. Balthrop, the form of which was filed as Exhibit 10.8 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, which was filed with the Securities and Exchange Commission on July 26, 2021.

There are no related party transactions between Mr. Balthrop and the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no family relationships between Mr. Balthrop and any director or executive officer of the Company.

Item 7.01	Regulation FD Disclosure.

On December 1, 2022, the Company issued a press release announcing the appointment of Mr. Balthrop as a director of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 1, 2022
104	Cover Page Interactive Data (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MaxCyte, Inc.

Dated: December 1, 2022	By:	/s/ Doug Doerfler
Doug Doerfler
President and Chief Executive Officer